Exhibit 99.1

PRESS RELEASE

Contacts:	Investors/Media:
Kevin C. O’Boyle	Stephanie Carrington/Greg Tiberend
Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7017/7005
858-271-7070	scarrington@theruthgroup.com
investorrelations@nuvasive.com	gtiberend@theruthgroup.com

NuVasive Announces Resolution of Medtronic Litigation

San Diego, CA — November 15, 2004 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that it has reached a mediated resolution of all outstanding litigation with Medtronic, Inc. and its subsidiary, Medtronic Sofamor Danek.  The resolution removes any future expenses in connection with the litigation, including legal fees for NuVasive and its officers.  All related lawsuits were dismissed with prejudice, with all parties agreeing to keep the terms of the resolution confidential.

About NuVasive

NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s current principal products include a minimally disruptive surgical platform called maximum access surgery, or MAS, and classic fusion products. The Company’s MAS platform offers advantages for both patients and doctors such as reduced surgery and hospitalization time and quicker recovery.  NuVasive also offers classic fusion implant products for use in spine surgery and has an R&D pipeline emphasizing motion preservation products such as total disc replacement (TDR).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involves risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the rapidly changing and competitive nature of the medical device industry, NuVasive’s ability to convince surgeons to use its products, the ability of patients to obtain third-party reimbursement for surgical procedures employing NuVasive’s products, risks related to government regulation of medical devices, risks related to NuVasive’s ability to effectively manage the growth of its business, risks related to ownership and enforcement of intellectual property rights, NuVasive’s ability to successfully develop new products, and other risks and uncertainties more fully described in NuVasive’s Quarterly Reports on Form 10-Q and NuVasive’s Prospectus filed pursuant to Rule 424 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on May 13, 2004.  NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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